SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2005

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 14, 2005, PriceSmart, Inc.’s (the “Company”) Board of Directors (with interested directors abstaining) waived the conflict provisions of the Company’s Code of Business Conduct and Ethics with respect to an anticipated long-term loan to the Company of up to $12.5 million from PS Ivanhoe LLC, an entity managed by The Price Group, LLC and controlled by the interested directors or their affiliates. Also, on October 14, 2005, the Company’s Audit Committee approved the related party aspect of this loan. The Company plans to use the loan proceeds to acquire certain real estate in Panama. This loan would be payable in two years, with monthly interest payments due at 8% per annum. There are no origination or set-up fees and no restrictions on early repayment of the debt. The loan will be made only upon the satisfactory completion of an agreement for the acquisition of certain property in Panama City, Panama, by the Company’s Panamanian subsidiary (PriceSmart Real Estate, S.A.). The property includes the real estate upon which the Company’s El Dorado, Panama warehouse club is situated. The Company continues to negotiate with the current owners to reach agreement on the Company’s purchase of the property. Robert E. Price, the Company’s Chairman of the Board and Interim Chief Executive Officer and Sol Price, a significant stockholder of the Company and father of Robert E. Price, are members and managers of The Price Group. Directors Murray L. Galinson and Jack McGrory are members and managers of The Price Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2005	PRICESMART, INC.

	By:	/s/ JOHN M. HEFFNER
John M. Heffner Chief Financial Officer